Exhibit 10.2

EMPL_NAME]
Employee ID: [EMPLID]
Grant Number: [GRANT_ID]

APPLIED MATERIALS, INC.

PERFORMANCE UNITS AGREEMENT

NOTICE OF GRANT
Applied Materials, Inc. (the “Company”) hereby grants you, [EMPL_NAME] (the “Employee”), an award of Performance Units under the Company’s Employee Stock Incentive Plan (the “Plan”). The date of this Performance Units Agreement (the “Agreement”) is [GRANT_DT] (the “Grant Date”). Subject to the provisions of the Terms and Conditions of Performance Units Agreement (the “Terms and Conditions”) [and Exhibit(s) [__]] (attached), which constitute part of this Agreement, and of the Plan, the principal features of this Award are as follows:

Total Performance Units:	$___________

Vesting of Performance Units:	[VESTING SCHEDULE and/or PERFORMANCE VESTING CONDITIONS]*

* Except as otherwise provided in the Terms and Conditions, the Employee will not vest in the Performance Units unless he or she is employed by the Company or one of its Affiliates through the applicable vesting date [except as specifically provided in the Terms and Conditions and/or Exhibit [___]].

IMPORTANT:

Your electronic or written signature below indicates your agreement and understanding that this Award is subject to all of the terms and conditions contained in the Terms and Conditions to this Agreement (including exhibits thereto) and the Plan. For example, important additional information on vesting and forfeiture of this Award is contained in paragraphs 3 through 5, 7 and 11 of the Terms and Conditions [as well as in [Exhibit(s) [__]] and in Sections 4.5 and 13.10 of the Plan (such Plan sections relating to treatment of Awards in connection with a Change of Control (as defined in the Plan)). PLEASE BE SURE TO READ ALL OF THE TERMS AND CONDITIONS [AND EXHIBIT(S) [__]], WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS GRANT.
By clicking the “ACCEPT” button below, you agree to the following: “This electronic contract contains my electronic signature, which I have executed with the intent to sign this Agreement.”
EMPLOYEE

[NAME]
Date: ___________, 20___

Be sure to retain a copy of your returned [electronically] signed Agreement. You may obtain a paper copy at any time and at the Company’s expense by requesting one from Stock Programs (see paragraph 12 of the Terms and Conditions). If you prefer not to electronically sign this Agreement, you may accept this Agreement by signing a paper copy of the Agreement and delivering it to Stock Programs.

[Any international materials to be added if/as appropriate.]

TERMS AND CONDITIONS OF PERFORMANCE UNITS AGREEMENT
1.    Grant. The Company hereby grants to the Employee the number of Performance Units set forth on the first page of the Notice of Grant of this Agreement, subject to all the terms and conditions in this Agreement and the Plan. Unless otherwise defined herein, capitalized terms used herein will have the meanings ascribed to them in the Plan.
2.    Company’s Obligation to Pay. Each Performance Unit has an initial value of one U.S. dollar (U.S.$1.00) as of the Grant Date. Each Performance Unit represents the right to receive on the vesting date (or such later time indicated in this Agreement) the cash amount of one U.S. dollar (U.S.$1.00). Payment of cash amounts in settlement for Performance Units shall be subject to applicable tax withholdings. Unless and until the Performance Units have vested in the manner set forth in paragraphs 3 through 5, or paragraph 11, the Employee will have no right to payment of such Performance Units. Prior to actual payment of any vested Performance Units, such Performance Units will represent an unsecured obligation of the Company. For purposes of this Agreement, “cash” will be deemed to be cash or any cash equivalents, such as checks, wire transfers or electronic delivery of cash amounts to an account.
3.    Vesting Schedule/Period of Restriction. Except as provided in paragraphs 4, 5 and 11 of this Agreement, and Sections 4.5 and 13.10 of the Plan, and subject to paragraph 7, the Performance Units awarded by this Agreement will vest in accordance with the vesting provisions set forth in [in Exhibit [__]][on the first page of the Notice of Grant] of this Agreement. Performance Units will not vest in accordance with any of the provisions of this Agreement unless the Employee will have been continuously employed by the Company or by one of its Affiliates from the Grant Date up to and including the scheduled vesting date of the Performance Units.
4.    Modifications to Vesting Schedule.
(a)    Vesting upon Personal Leave of Absence. In the event that the Employee takes a personal leave of absence (“PLOA”), the Performance Units awarded by this Agreement that are scheduled to vest will be modified as follows:
(i)    if the duration of the Employee’s PLOA is six (6) months or fewer, the vesting schedule set forth in [in Exhibit [__]][on the first page of the Notice of Grant] of this Agreement will not be affected by the Employee’s PLOA.
(ii)    if the duration of the Employee’s PLOA is greater than six (6) months but not more than twelve (12) months, the scheduled vesting of any Performance Units awarded by this Agreement that are not then vested will be deferred for a period of time equal to the duration of the Employee’s PLOA, minus six (6) months.
(iii)    if the duration of the Employee’s PLOA is greater than twelve (12) months, any Performance Units awarded by this Agreement that are not then vested will immediately terminate.

(iv)    Example 1. Employee’s Performance Units are scheduled to vest on January 1, 2014. On May 1, 2013, Employee begins a six-month PLOA. The vesting schedule of Employee’s Performance Units remains unchanged and will still be scheduled to vest on January 1, 2014.
(v)    Example 2. Employee’s Performance Units are scheduled to vest on January 1, 2014. On May 1, 2013, Employee begins a nine-month PLOA. Employee’s Performance Units awarded by this Agreement that are scheduled to vest after November 2, 2013 will be modified (this is the date on which the Employee’s PLOA exceeds six (6) months). Employee’s Performance Units now will be scheduled to vest on April 1, 2014 (three (3) months after the originally scheduled date).
(vi)    Example 3. Employee’s Performance Units are scheduled to vest on January 1, 2014. On May 1, 2013, Employee begins a 13-month PLOA. Employee’s Performance Units will terminate on May 2, 2014.
In general, a “personal leave of absence” does not include any legally required leave of absence. The duration of the Employee’s PLOA will be determined over a rolling twelve (12) month measurement period. Performance Units awarded by this Agreement that are scheduled to vest during the first six (6) months of the Employee’s PLOA will continue to vest as scheduled. However, Performance Units awarded by this Agreement that are scheduled to vest after the first six (6) months of the Employee’s PLOA will be deferred or terminated, depending on the length of the Employee’s PLOA. The vesting schedule for the Performance Units awarded by this Agreement will be modified as soon as the duration of the Employee’s PLOA exceeds six (6) months.
(b)    Death of Employee. In the event that the Employee incurs a Termination of Service due to his or her death, one hundred percent (100%) of the Performance Units awarded by this Agreement will vest on the date of the Employee’s death. In the event that any Applicable Law limits the Company’s ability to accelerate the vesting of this award of Performance Units, this paragraph 4(b) will be limited to the extent required to comply with Applicable Law. If the Employee is subject to Hong Kong’s ORSO provisions, this paragraph 4(b) will not apply to this award of Performance Units.
(c)    Change of Control. In the event of a Change of Control, the Performance Units awarded under this Agreement will be treated in accordance with Section 4.5 of the Plan. In addition, in the event Employee experiences a qualifying Termination of Service within 12 months following a Change of Control, the vesting of the Performance Units awarded under this Agreement may be accelerated to the extent provided under Section 13.10 of the Plan.
(d)    [Reserved for any additional vesting provisions applicable to Award]
5.    Committee Discretion. The Committee, in its discretion, may at any time accelerate the vesting of all or a portion of any unvested Performance Units, subject to the terms of the Plan [To be added for Awards intended to be performance-based compensation for Section 162(m) purposes:, but only with respect to Performance Units that are [Eligible OPM Units], as defined in Exhibit A]. If so accelerated, such Performance Units will be considered as having vested as of the date specified by the Committee. Subject to the provisions of this paragraph 5, if the Committee, in its discretion, accelerates the vesting of all or a portion of any unvested Performance Units, the payment of such accelerated Performance Units shall be made as soon as practicable upon or following the accelerated vesting date, but in no event later than 60 days following the vesting date of such accelerated Performance Units.

Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of all or a portion of any unvested Performance Units is accelerated in connection with the Employee’s Termination of Service (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if both (a) the Employee is a “specified employee” within the meaning of Section 409A at the time of such Termination of Service, and (b) the payment of such accelerated Performance Units would result in the imposition of additional tax under Section 409A if paid to the Employee within the six (6) month period following the Employee’s Termination of Service, then the payment of such accelerated Performance Units will not be made until the date that is six (6) months and one (1) day following the date of the Employee’s Termination of Service, unless the Employee dies following his or her Termination of Service, in which case, the Performance Units will be paid in cash to the Employee’s estate as soon as practicable following his or her death. It is the intent of this Agreement to be exempt from or comply with the requirements of Section 409A so that none of the Performance Units provided under this Agreement or cash amounts issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.
6.    Payment after Vesting. Any Performance Units that vest in accordance with paragraphs 3 or 4 of this Agreement or Sections 4.5 or 13.10 of the Plan (subject in each case to withholding under paragraph 8) will be paid to the Employee (or in the event of the Employee’s death, to his or her estate) as soon as practicable, but in all cases within 60 days following the vesting date of such Performance Units. Any Performance Units that vest in accordance with paragraphs 5 or 11 (subject to withholding under paragraph 8) will be paid to the Employee (or in the event of the Employee’s death, to his or her estate) in accordance with the provisions of such paragraph. For each Performance Unit that vests, the Employee will receive one U.S. dollar (U.S.$1.00), subject to withholding under paragraph 8.
7.    Forfeiture. Notwithstanding any contrary provision of this Agreement and except in the event of Employee’s death (see paragraph 4(b)) [to be inserted as appropriate: or as provided pursuant to paragraph 4(d)], any Performance Units that have not vested pursuant to paragraphs 3 through 5 or paragraph 11 of this Agreement or Sections 4.5 or 13.10 of the Plan at the time of the Employee’s Termination of Service for any or no reason will be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Board, in its sole discretion, may require the Employee to forfeit, return or reimburse the Company all or a portion of the Performance Units subject to this Award in accordance with paragraph 15 of the Agreement.
8.    Withholding of Taxes. When cash is delivered as payment for vested Performance Units or, in the discretion of the Company, at such earlier time as the Tax Obligations (defined below) are due, the Company (or the employing Affiliate) will withhold a portion of the Performance Units that have an aggregate market value sufficient to pay all taxes and social insurance liability and other requirements in connection with the Performance Units, including, without limitation, (a) all federal, state and local income, employment and any other applicable taxes that are required to be withheld by the Company or the employing Affiliate, (b) the Employee’s and, to the extent required by the Company (or the employing Affiliate), the Company’s (or the employing Affiliate’s) fringe benefit tax liability, if any, associated with the grant, vesting, or settlement of the Performance Units awarded and the cash paid thereunder, and (c) all other taxes or social insurance liabilities with respect to which the Employee has agreed to bear responsibility (collectively, the “Tax Obligations”). Notwithstanding the foregoing, the Company, in its sole discretion, may require the Employee to make alternate arrangements satisfactory to the Company for such Tax Obligations in advance of the arising of any Tax Obligations.
Notwithstanding any contrary provision of this Agreement, no Performance Units will be settled through the payment of cash or otherwise unless and until satisfactory arrangements (as determined by the Company) have been made by the Employee with respect to the payment of any Tax Obligations that the Company determines must be withheld or collected with respect to such Performance Units. In addition and to the maximum extent permitted by law, the Company (or the employing Affiliate) has the right to retain without notice from salary or other amounts payable to the Employee, cash having a sufficient value to satisfy any Tax Obligations that the Company determines cannot be satisfied through the withholding of otherwise cash in settlement of the Performance units or that are due prior to the settlement of Performance Units under the Performance Units award. All Tax Obligations related to the Performance Units award and any amounts delivered in payment thereof are the sole responsibility of the Employee. Further, Employee shall be bound by any additional withholding requirements included in the Notice of Grant [and/or Exhibit [__]] of this Agreement.
9.    No Rights as Stockholder; No Interest. Neither the Employee nor any person claiming under or through the Employee will have any of the rights or privileges of a stockholder of the Company in respect of any Performance Units deliverable hereunder. Any cash in settlement of Performance Units under this Agreement will be paid without any interest thereon.
10.    No Effect on Employment. Subject to any authorized, written employment contract with the Employee, the terms of the Employee’s employment will be determined from time to time by the Company, or the Affiliate employing the Employee, as the case may be, and the Company, or the Affiliate employing the Employee, as the case may be, will have the right, which is hereby expressly reserved, to terminate or change the terms of the employment of the Employee at any time for any reason whatsoever, with or without good cause. The transactions contemplated hereunder and the vesting schedule set forth in [in Exhibit [__]][on the first page of the Notice of Grant] of this Agreement do not constitute an express or implied promise of continued employment for any period of time. A leave of absence or an interruption in service (including an interruption during military service) authorized or acknowledged by the Company or the Affiliate employing the Employee, as the case may be, will not be deemed a Termination of Service for the purposes of this Agreement.
11.    Changes in Performance Units. The number and value of the Performance Units under this Agreement will not be adjusted as a result of any stock or extraordinary cash dividend, stock split, distribution, reclassification, recapitalization, combination of Shares or the adjustment in capital stock of the Company or otherwise, or as a result of a merger, consolidation, spin-off or other corporate transaction or event.
12.    Address for Notices. Any notice to be given to the Company under this Agreement shall be addressed to the Company, in care of Stock Programs, at Applied Materials, Inc., 3225 Oakmead Village Drive, M/S 1213, P.O. Box 58039, Santa Clara, CA 95054, U.S.A., or at such other address as the Company may hereafter designate in writing.

13.    Grant is Not Transferable. Except to the limited extent provided in this Agreement, this grant of Performance Units and the rights and privileges conferred hereby shall not be sold, pledged, assigned, hypothecated, transferred or disposed of any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process, until the Employee has been issued cash in payment of the Performance Units. Upon any attempt to sell, pledge, assign, hypothecate, transfer or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
14.    Binding Agreement. Subject to the limitation on the transferability of this Performance Units award contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
15.    [To be included for Awards subject to performance-based vesting: Clawback in Connection with a Material Negative Financial Restatement. Pursuant to the Company’s clawback policy, the Board, in its sole discretion, may require the Employee to forfeit, return or reimburse the Company all or a portion of his or her Performance Units subject to this Award if: (i) the Employee is or was a Section 16 Person during the performance period applicable to the performance-based vesting of the Performance Units, and (ii) the Employee deliberately engaged in “Intentional Misconduct” (as defined below) that was determined by the Board, in its sole discretion, to be the primary cause of a material negative restatement of a Company financial statement that was filed with the U.S. Securities and Exchange Commission and such financial statement, as originally filed, is one of the Company’s three (3) most recently-filed annual financial statements. The portion of this Award, if any, that the Employee may be required to forfeit, return or reimburse under the prior sentence will be determined by the Board, in its sole discretion, but will be no more than the “Clawback Maximum” (as defined below).
For purposes of this Agreement, “Clawback Maximum” means the portion of the Award that was in excess of the amount that the Employee would have received under this Award had the Company’s financial results been calculated under the restated financial statements.
To the extent Tax Obligations on such Performance Units were paid or due, such forfeiture, return or reimbursement shall be limited to the after-tax portion of the Clawback Maximum, unless otherwise required by Applicable Laws.
For purposes of this Agreement, “Intentional Misconduct” means the Employee’s deliberate engagement in any one or more of the following: (a) fraud, misappropriation, embezzlement or any other act or acts of similar gravity resulting or intended to result directly or indirectly in substantial personal enrichment to the Employee at the expense of the Company; (b) a material violation of a federal, state or local law or regulation applicable to the Company’s business that has a significant negative effect on the Company’s financial results; or (c) a material breach of the Employee’s fiduciary duty owed to the Company that has a significant negative effect on the Company’s financial results; provided, however, that the Employee’s exercise of judgment or actions (or abstention from action), and/or decision-making will not constitute Intentional Misconduct if such judgment, action (or abstention from action) and/or decision is, in the good faith determination of the Board, reasonable based on the facts and circumstances known to the Employee at the time of such judgment, action (or abstention from action) and/or decision; and such judgment, action (or abstention from action) and/or decision is in an area or situation in which (i) discretion must be exercised by the Employee or (ii) differing views or opinions may apply.
Further, the Board, in its sole discretion, may require the Employee to forfeit, return and/or reimburse the Company for all or a portion of his or her Performance Units award and any amounts paid thereunder (“Clawback Amount”), in accordance with the Company’s clawback policy as may be established and/or amended from time to time or as necessary or appropriate to comply with Applicable Laws. To the extent Tax Obligations on such Clawback Amount were paid or due, the forfeiture, return or reimbursement shall be limited to the after-tax portion of the Clawback Amount, unless otherwise required by Applicable Laws.]
[To be included for Awards not subject to performance-based vesting: The Board, in its sole discretion, may require the Employee to forfeit, return and/or reimburse the Company for all or a portion of his or her Performance Units award and any amounts paid thereunder (“Clawback Amount”), in accordance with the Company’s clawback policy as may be established and/or amended from time to time or as necessary or appropriate to comply with Applicable Laws. To the extent Tax Obligations on such Clawback Amount were paid or due, the forfeiture, return or reimbursement shall be limited to the after-tax portion of the Clawback Amount, unless otherwise required by Applicable Laws.]
16.    Additional Conditions to Issuance of Performance Units. The Company will not be required to issue any amounts for Performance Units payable under this Agreement prior to fulfillment of all of the following conditions: (a) the completion of any registration or other qualification of such Performance Units under any U.S. state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Committee, in its sole discretion, will have determined to be necessary or advisable; (b) the obtaining of any approval or other clearance from any U.S. state or federal governmental agency, which the Committee, in its sole discretion, will have determined to be necessary or advisable; and (c) the lapse of such reasonable period of time following the vesting date of the Performance Units, as the Committee may establish from time to time, for reasons of administrative convenience.
17.    Plan Governs. This Agreement is subject to all the terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.
18.    Committee Authority. The Committee will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Performance Units have vested). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon the Employee, the Company and all other interested persons. No member of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.
19.    Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

20.    Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
21.    Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Employee expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Employee, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A prior to the actual payment of amounts pursuant to this award of Performance Units.
22.    Amendment, Suspension or Termination of the Plan. By accepting this Performance Units award, the Employee expressly warrants that he or she has received a right to receive cash amounts under the Plan, and has received, read and understood a description of the Plan. The Employee understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.
23.    Labor Law. By accepting this Performance Units award, the Employee acknowledges that: (a) the grant of these Performance Units is a one-time benefit which does not create any contractual or other right of the Employee to receive future grants of Performance Units, or benefits in lieu of Performance Units; (b) all determinations with respect to any future grants, including, but not limited to, when the Performance Units will be granted, the number of Performance Units subject to each award and when the Performance Units will vest, shall be at the sole discretion of the Company; (c) the Employee’s participation in the Plan is voluntary; (d) the value of these Performance Units is an extraordinary item of compensation that is outside the scope of the Employee’s employment contract, if any; (e) these Performance Units are not part of the Employee’s normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (f) the vesting of these Performance Units shall cease upon Termination of Service for any reason, except as may otherwise be explicitly provided in the Plan or this Agreement; (g) these Performance Units have been granted to the Employee in the Employee’s status as an employee of the Company or its Affiliates; and (h) there shall be no additional obligations for any Affiliate employing the Employee as a result of these Performance Units.
24.    Disclosure of Employee Information. By accepting this Performance Units award, the Employee consents to the collection, use and transfer of personal data as described in this paragraph. The Employee understands that the Company and its Affiliates hold certain personal information about him or her, including his or her name, home address and telephone number, date of birth, social security or identity number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all awards of Performance Units or any other entitlement to shares of stock or cash-settled amounts under the Plan awarded, canceled, exercised, vested, unvested or outstanding in his or her favor, for the purpose of managing and administering the Plan (“Data”). The Employee further understands that the Company and/or its Affiliates will transfer Data among themselves as necessary for the purpose of implementation, administration and management of his or her participation in the Plan, and that the Company and/or any of its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The Employee understands that these recipients may be located in the European Economic Area, or elsewhere, such as in the U.S. or Asia. The Employee authorizes the Company to receive, possess, use, retain and transfer the Data in electronic or other form, for the purposes of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Data to a broker or other third party with whom the Employee may elect to deposit any cash amounts acquired from this award of Performance Units, as may be required for the administration of the Plan and/or the subsequent holding of any cash amounts acquired from this award of Performance Units on his or her behalf. The Employee understands that he or she may, at any time, view the Data, require any necessary amendments to the Data or withdraw the consent herein in writing by contacting the Human Resources department and/or the Stock Programs Administrator for the Company and/or its applicable Affiliates. The Employee understands, however, that refusing or withdrawing the Employee's consent may affect the Employee's ability to participate in the Plan. For more information on the consequences of the Employee's refusal to consent or withdrawal of consent, the Employee understands that he or she may contact the Employee's local Human Resources representative.
25.    Notice of Governing Law. This award of Performance Units will be governed by, and construed in accordance with, the laws of the State of California, in the U.S.A., without regard to principles of conflict of laws.
oOo

[Exhibit]